Exhibit 99.2

Chicago Dallas Detroit New York San Francisco

October 31, 2008

Mr. Danny Herron

President and Chief Financial Officer

VeraSun Energy Corporation

110 N. Minnesota Ave.

Suite 300

Sioux Falls, SD 57104

Re: Interim Management and Restructuring Services

Dear Mr. Herron:

This letter, together with the attached Schedule(s), Exhibit and General Terms and Conditions, sets forth the agreement (“Agreement”) between AP Services, LLC, a Michigan limited liability company (“APS”), and VeraSun Energy Corporation (“VeraSun” or the “Company”) for the engagement of APS to provide certain temporary employees to the Company to assist it in its restructuring as described below.

All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s), Exhibit and General Terms and Conditions.

Generally, the engagement of APS, including any APS employees who serve in Executive Officer positions, shall be under the supervision of the Board of Directors of the Company and the direct supervision of its Chief Executive Officer.

OBJECTIVE AND TASKS

APS will provide Mr. James Bonsall to serve as the Company’s Chief Restructuring Officer, reporting to the Company’s Chief Executive Officer. Working collaboratively with the senior management team, the Board of Directors and other Company professionals, Mr. Bonsall will assist the Company in evaluating and implementing strategic and tactical options through the restructuring process. In addition to the ordinary course duties of Chief Restructuring Officer, the Temporary Staff (as defined below) roles will include working with the Company and its team to do the following:

•

Assist the Company and its management in developing a short-term cash flow forecasting tool, associated variance reporting and related methodologies and to assist with planning for alternatives as requested by the Company.

2000 Town Center | Suite 2400 | Southfield, MI | 48075 | 248.358.4420 | 248.358.1969 fax | www.alixpartners.com

Mr. Danny Herron

October 31, 2008

•

Assist the Company’s management with the development of the Company’s business plan, and such other related forecasts as may be required by the bank lenders in connection with negotiations or by the Company for other corporate purposes.

•

Assist in managing the “working group” professionals who are assisting the Company in the reorganization process or who are working for the Company’s various stakeholders to improve coordination of their effort and individual work product to be consistent with the Company’s overall restructuring goals.

•	Assist with providing testimony before the Bankruptcy Court on matters that are within our areas of expertise, as necessary.

•	Assist with financing issues during the bankruptcy.

•

Assist in communication, presenting information and/or negotiation with outside constituents including the banks, their advisors and committees appointed by the Bankruptcy Court and the Bankruptcy Court itself.

•	Assist with the preparation of the statement of affairs, schedules and other regular reports required by the Bankruptcy Court or which are customarily issued by the Company’s Chief Financial Officer.

•	Assist as requested in tasks such as reconciling, managing and negotiating claims, determining preferences and collection of same, document management, preservation of electronic data and the like.

•	Assist the Company and its counsel in confirmation of any plan of reorganization filed in these Chapter 11 cases.

•	Assist with such other matters as may be requested that fall within APS’ expertise and that are mutually agreeable.

STAFFING

APS will provide the Company with the individuals set forth on Exhibit A (“Temporary Staff”), subject to the terms and conditions of this Agreement, with the titles, pay rates and other descriptions set forth therein.

The Temporary Staff may be assisted by or replaced by other professionals at various levels, as required, who shall also become Temporary Staff. APS will keep the Company informed as to APS’ staffing and will not add additional Temporary Staff to the

Mr. Danny Herron

October 31, 2008

assignment without first consulting with the Company to obtain Company concurrence that such additional resources are required and do not duplicate the activities of other employees or professionals.

If APS finds it desirable to augment its professional staff with independent contractors (an “I/C”) in this case, (i) APS will file, and require the I/C to file, 2014 affidavits indicating that the I/C has reviewed the list of the interested parties in this case, disclosing the I/C’s relationships, if any, with the interested parties and indicating that the I/C is disinterested; (ii) the I/C must remain disinterested during the time that APS is involved in providing services on behalf of the Company; and (iii) the I/C must represent that he/she will not work for the Company or other parties in interest in this case during the time APS is involved in providing services to the Company.

APS’ standard practice is to charge for an I/C’s services at the APS rate for a professional of comparable skill and experience, which rate typically exceeds the compensation provided by APS to such I/C.

TIMING, FEES AND RETAINER

APS will commence this engagement on or about November 3, 2008 after receipt of a copy of the Agreement executed by the Company.

The Company shall compensate APS for its services, and reimburse APS for expenses, as set forth on Schedule 1.

*     *     *

The Company will promptly apply to the Bankruptcy Court to obtain approval of APS’ retention and Retainer nunc pro tunc to the date of filing.

If these terms meet with your approval, please sign and return the enclosed copy of the Agreement and wire transfer the amount to establish the Retainer.

Mr. Danny Herron

October 31, 2008

We look forward to working with you.

Sincerely yours,

AP SERVICES, LLC

/s/ James J. Bonsall

James J. Bonsall

Managing Director

Acknowledged and Agreed to:

VERASUN ENERGY CORPORATION

By:	/s/ Danny C. Herron

Its:	President & CFO

Dated:	10-31-08

AP Services, LLC

Employment by VeraSun

Exhibit A

Temporary Staff

Individuals with Executive Officer Positions

Name	Description	Hourly Rate	Commitment Full[1] or Part[2] Time
James J. Bonsall	Chief Restructuring Officer	$750	Full

Additional Temporary Staff

Name	Description	Hourly Rate	Commitment Full[1] or Part[2]Time
Barry Folse	Case Management	$650	Part
Robert Rakowski	Cash Management	$565	Full
Carianne Basler	Cash and Case Management	$565	Full
Brent Robison	Case Management	$485	Full
Anton Kolev	Cash and other modeling	$375	Full
Rob Butler	Case Management	$245	Full

The parties agree that Exhibit A can be amended by APS from time to time to add or delete staff, and the Monthly Staffing Reports shall be treated by the parties as such amendments.

[1]Full	time is defined as substantially full time.

[2]Part	time is defined as approximately 2-3 days per week, with some weeks more or less depending on the needs and issues facing the
Company at that time.

SCHEDULE 1

FEES AND EXPENSES

1.	Fees: APS’ fees will be based on the hours worked by APS personnel at APS’ hourly rates, which are:

Managing Directors	$ 650-850
Directors	$ 485-650
Vice Presidents	$ 335-480
Associates	$ 250-340
Analysts	$ 225-250
Paraprofessionals	$ 170-200
Independent Contractors

APS reviews and revises its billing rates on January 1 of each year.

2.	Success Fee: In addition to hourly fees, APS will be compensated for its efforts by the payment of a Success Fee. The Company understands and acknowledges that the Success Fee is an integral part of APS’ compensation for the engagement.

A contingent success fee of $3,500,000 if the Company (i) confirms a Plan of Reorganization that becomes effective; or, (ii) completes one or more transactions that substantially transfers a significant portion (i.e., more than 50% of the pro forma revenues or operating assets) of the business as a going concern to another entity that becomes effective or is consummated within 18 months of the date of this letter. Beginning in the 19th month after the date of this letter, the contingent success fee shall be reduced at the rate of $100,000 per month until its amount shall be $2,500,000, after which point it shall not be further reduced. In determining the amount of the contingent success fee payable to APS, the Company may reduce the full amount of the retainer against such contingent success fee.

If the Company’s bankruptcy case shall be converted to a Chapter 7 liquidation, then the contingent success fee above shall not be payable; provided, however, the Company agrees that if a transaction(s) described in (ii) above occurs, then APS shall be entitled to a contingent success fee pursuant to the foregoing paragraph even if the Company’s remaining estate shall become a Chapter 7 liquidation.

3.	Expenses: In addition to the fees set forth herein, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, postage and telephone and facsimile charges.

4.	Break Fee: APS does not seek a Break Fee in connection with this engagement.

5.	Retainer: APS does not seek a Retainer in connection with this engagement.

6.	Billings. APS shall invoice $200,000 at the beginning of each week. The Company shall pay the amount invoiced on same day the invoice is presented by APS. Monthly a reconciliation of actual services and expenses to amounts invoiced and paid shall be performed and a true-up credit or charge will be calculated. Such true-up will be applied to the following week’s invoice resulting in an increase or decrease to such invoice. In the event of staffing changes the amount of the weekly invoice can be changed by mutual agreement of APS and the Company. Payments shall be made in accordance with the General Terms and Conditions, Section 2.

Schedule 2

DISCLOSURES

APS has not completed a thorough check of the parties in interest with regard to the Company. However, as soon as practicable after beginning the engagement, APS will provide the Company with a listing of parties with which APS has current or prior relationships that may be related to the Company. APS will provide this so that the Company may assess the impact, if any, that the Company believes such relationships have.

AP SERVICES, LLC GENERAL TERMS AND CONDITIONS

These General Terms and Conditions (“Terms”) are incorporated into the letter agreement (“Agreement”) between the Company and APS to which these Terms are attached. In case of conflict between the wording in the letter agreement and these General Terms and Conditions, the wording of the letter agreement shall prevail.

Section 1. Company Responsibilities

The Company will undertake responsibilities as set forth below:

1.	Provide reliable and accurate detailed information, materials, documentation and

2.	Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by APS in connection with this Agreement.

APS’ delivery of the services and the fees charged are dependent on (i) the Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management. The Company shall be responsible for any delays, additional costs or other deficiencies caused by not completing its responsibilities.

Section 2. Retainer, Billing and Payments

Billing. APS will submit invoices weekly for services rendered and expenses. Payment will be due upon receipt of the invoices.

Payments. All payments to be made by the Company to APS shall be payable upon receipt of invoice via wire transfer to APS’ bank account, as follows:

Receiving Bank:	Comerica Bank
ABA #072000096
Receiving Account:	AP Services, LLC
A/C #1851-765410

Section 3. Relationship of the Parties

The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Of course, neither the Temporary Staff nor APS will be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.

The Company shall not solicit, recruit or hire any employees or agents of APS for a period of two years subsequent to the expiration or termination of the Agreement.

APS shall use reasonable efforts to keep confidential all non-public confidential or proprietary information obtained from the Company during the performance of its services hereunder (the “Information”), and neither APS nor its personnel will disclose any Information to any other person or entity. “Information” includes non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, APS or the Temporary Staff from disclosure pursuant to a valid subpoena or court order, but neither APS nor the Temporary Staff shall encourage, suggest, invite or request, or assist in securing, any such subpoena or court order; and the Temporary Staff shall promptly give notice of any such subpoena or court order by fax transmission to the Company. APS and the Temporary Staff may make reasonable disclosures of Information to third parties in connection with the performance of APS’ obligations and assignments hereunder. In addition, APS will have the right to disclose to prospective clients on an individual basis (e.g., not as part of any marketing materials or a general solicitation) only that it provided services to the Company, but shall not provide any other information about its involvement with the Company.

The Company acknowledges that all information (written or oral), including advice and Work Product (as defined in Section 5), generated by APS and the Temporary Staff in connection with this engagement is intended solely for the benefit and use of the Company (limited to its management and its Board of Directors) in connection with the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to APS at any time in any manner or for any purpose without APS’ prior approval except as required by law.

Section 5. Intellectual Property

All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS has created, acquired or developed prior to the date of this Agreement are, and shall remain, the sole and exclusive property of APS, and the Company shall not acquire any interest therein. APS shall be free to use all methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS may create or develop in connection with this engagement, subject to its duty of confidentiality to the extent that the same contain information or materials furnished to APS by the Company that constitute Information referred to in Section 4 above. Except as provided above, all information, reports, materials, software and other work product that APS creates or develops specifically for the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company and shall constitute Information referred to in Section 4 above. APS may retain copies of the Work Product subject to its obligations under Section 4 above.

Section 6. Framework of the Engagement

The Company acknowledges that it is retaining APS to provide the Temporary Staff solely to assist and advise the Company as described in the Agreement. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement.

Section 7. Indemnification and Other Matters

The Company shall indemnify, hold harmless and defend APS and its affiliates and its and their partners, directors, officers, employees, Temporary Staff and agents (collectively, the “indemnitees”) from and against all claims, liabilities, losses, expenses and damages to the extent of the most favorable indemnities provided by the Company to any of its directors or officers, provided, however, that to the extent any matter for which indemnification is called for hereunder arises while the Company is under the protection of the Bankruptcy Code, indemnification of APS personnel who are not directors or officers of the Company shall be subject to the approval of the Board of Directors of the Company. The Company shall pay damages and expenses as incurred, including reasonable legal fees and disbursements of counsel and the costs of APS’ professional time (APS’ professional time will be reimbursed at APS’ rates in effect

AP SERVICES, LLC GENERAL TERMS AND CONDITIONS

when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which an indemnitee may be required or agree to participate but in which it is not a party. The indemnitees may, but are not required to, engage a single firm of separate counsel of their choice in connection with any of the matters to which this indemnification agreement relates.

The Company shall use its best efforts to specifically include and cover, as a benefit for their protection, Temporary Staff serving as directors or officers of the Company or affiliates from time to time with direct coverage as named insureds under the Company’s policy for directors’ and officers’ (“D&O”) insurance. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include Temporary Staff under the Company’s policy or does not have first dollar coverage acceptable to APS in effect for at least $10 million (e.g., such policy is not reserved based on actions that have been or are expected to be filed against officers and directors alleging prior acts that may give rise to a claim), APS may, at its option, attempt to purchase a separate D&O policy that will cover the Temporary Staff only. The cost of same shall be invoiced to the Company as an out -of -pocket cash expense. If APS is unable to purchase such D&O insurance, then APS reserves the right to terminate the Agreement.

APS is not responsible for any third-party products or services. The Company’s sole and exclusive rights and remedies with respect to any third party products or services are against the third-party vendor and not against APS, whether or not APS is instrumental in procuring the third-party product or service.

APS shall not be liable to the Company except for actual damages resulting from bad faith, self-dealing or intentional misconduct.

Section 8. Governing Law and Arbitration

The Agreement is governed by and shall be construed in accordance with the laws of the State of Michigan with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in Southfield, Michigan under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. However, in the event the Company is under the protection of the Bankruptcy Code, the arbitration provisions shall apply only to the extent that the Bankruptcy Court, or the U.S. District Court if the reference is withdrawn, does not retain jurisdiction over a controversy or claim.

Section 9. Termination and Survival

The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any fees and expenses due under the provisions of the Agreement, including Success Fee and Break Fee in accordance with Schedule 1. Such payment obligation shall inure to the benefit of any successor or assignee of APS.

Additionally, unless the Agreement is terminated by the Company for Cause (as defined below) or due to circumstances described in the Success Fee provision in the Agreement, APS shall remain entitled to the Success Fee(s) that otherwise would be payable for the greater of 12 months from the date of termination or the period of time that that has elapsed from the date of the Agreement to the date of termination. Cause shall mean:

(a) a Temporary Staff member acting on behalf of the Company is convicted of a felony, or

(b) it is determined in good faith by the Board of Directors of the Company after 30 days notice and opportunity to cure, that either (i) a Temporary Staff member is engaging in misconduct injurious to the Company, or (ii) a Temporary Staff member is breaching any of his or her material obligations under this Agreement, or (iii) a Temporary Staff member is willfully disobeying a lawful direction of the Board of Directors or senior management of the Company.

Sections 2, 4, 5, 7, 8, 9 and 10 of these Terms, the provisions of Schedule 2 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.

Section 10. General

Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

Entire Agreement. These Terms, the letter agreement into which they are incorporated and the Schedule(s) and Exhibit to such letter agreement contain the entire understanding of the parties relating to the services to be rendered by APS and the Temporary Staff and may not be amended or modified in any respect except in a writing signed by the parties. APS is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties

Joint and Several. If more than one party signs this Agreement, the liability of each party shall be joint and several.

Limit of Liability. APS shall not be liable for incidental or consequential damages under any circumstances, even if it has been advised of the possibility of such damages. APS’ liability, whether in tort, contract, or otherwise, is limited to the amount of fees paid to APS for services on this engagement.

Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to APS, to:

AP Services, LLC 2000 Town Center, Suite 2400 Southfield, MI 48075 Attention: General Counsel

and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.